Exhibit 99.1

D&B Selects Robert Carrigan as Its New President, CEO and Director;
Appoints Current Lead Director Christopher Coughlin as Chairman of the Board

News Release – September 10, 2013

Short Hills, N.J., September 10, 2013 – D&B (NYSE: DNB), the world’s leading source of commercial information and insight on businesses, today announced the appointment of Robert Carrigan as President, CEO and Director of D&B, effective October 7, 2013. Sara Mathew, the Company’s current Chairman and CEO, who had previously announced her intent to retire, will step down from the Board and her executive positions the same day, and will continue with D&B to facilitate a smooth leadership transition through year-end.

Carrigan recently served as CEO of IDG Communications, Inc., where he led the company’s media operations, including online, print and events in 90 countries. Under Carrigan’s leadership, IDG transformed from a print publisher to a leading digital media company and the worldwide leader in the technology event and media space. In 2009, Carrigan was named the CEO Innovator for large business publishers by Media Business. He is also a member of the Media Industry Newsletter (Min) Digital Hall of Fame and Min Sales Hall of Fame. Carrigan currently serves as a member of the Board of Directors of IDG.

“I am very pleased and honored to be joining D&B,” said Carrigan. “I look forward to working with D&B team members worldwide to build upon the Company’s excellent reputation, and to fuel growth and long-term performance through innovation and relentless customer focus. It’s an exciting time to be joining D&B.”

“After a thorough and deliberate selection process, the Board of Directors is delighted that Bob will lead D&B,” said Christopher Coughlin, the Company’s current Lead Director, who will serve as D&B’s non-executive Chairman of the Board effective October 7, 2013. “Bob quickly emerged as the candidate who would bring a powerful new perspective to our business. His track record of strategic leadership and innovation, combined with his ability to leverage a company’s core strengths and assets, uniquely position him to begin a new chapter in D&B’s history.”

Prior to becoming CEO of IDG Communications, Inc. in 2008, Carrigan, 47, held senior leadership roles of increasing responsibility at IDG, including President and CEO for its business units in the U.S. Previously, Carrigan spent four years at America Online, Inc., where he was Senior Vice President in the Interactive Marketing Group. He began his career at IDG’s Digital News as an intern while a college student at Boston University. Carrigan graduated from Boston University with a bachelor’s degree in business administration.

About D&B

D&B (NYSE:DNB) is the world’s leading source of commercial information and insight on businesses, enabling companies to Decide with Confidence® for 172 years. D&B’s global commercial database contains more than 225 million business records. The database is enhanced by D&B’s proprietary DUNSRight® Quality Process, which provides our customers with quality business information. This quality information is the foundation of our global solutions that customers rely on to make critical business decisions.

D&B provides two solution sets that meet a diverse set of customer needs globally. Customers use D&B Risk Management Solutions™ to mitigate credit and supplier risk, increase cash flow and drive increased profitability, and D&B Sales & Marketing Solutions™ to provide data management capabilities that provide effective and cost efficient marketing solutions and to convert prospects into clients by enabling business professionals to research companies, executives and industries.